Exhibit (a)(1)(F)
Frequently Asked Questions for the
Offer to Purchase Interests in
Life Partners Liquidating Trust and
Life Partners IRA Holders Partnership, L.L.C.
Why did you receive materials from Life Partners Liquidity Option LLC?
You received materials because you hold an interest either in the Life Partners Liquidating Trust, referred as the Trust, or Life Partners IRA Holders Partnership, L.L.C., referred to as the Partnership.
Life Settlement Liquidity Option, LLC has commenced tender offers to acquire interests in the Trust, which are referred to as Trust Interests, and interests in the Partnership, which are referred to as Partnership Interests. Together, they are referred to as the Interests.
(You may sometimes see the equity interests in the Trust and the Partnership referred to as units. These are the same as the Interests referred to in the materials you have received.)
Who Is Life Partners Liquidity Option, LLC?
Life Settlement Liquidity Option, LLC is a Delaware limited liability company formed for the purpose of acquiring the Interests. In the materials you have received, Life Partners Liquidity Option, LLC is referred to as the Offeror.
The Offeror is a directly owned by Anchorage Illiquid Opportunities Master Fund (VI) B, L.P., which you will see referred to in the offer materials as Parent. The words “we” or “us” are used to refer to the Offeror and Parent.
The investment manager of Offeror is Anchorage Capital Group, which as of June 30, 2018 had total assets under management of approximately $16.5 billion, inclusion assets of the Anchorage Illiquid Opportunity Master funds.
What are the Trust and the Partnership?
The Trust and the Partnership were created by the Bankruptcy Court for the Northern District of Texas to satisfy the claims of creditors in the reorganization of Life Partners, Inc. Life Partners, Inc. was a specialty financial services company engaged in the business of purchasing individual life insurance policies from third parties by raising money from the offer and sale to investors of  “fractional interests” in such policies.
You may hold either Trust Interests or Partnership Interests or both.
What Is the Offer?
The Offer refers to both the offer to purchase the Trust Interests and the offer to purchase the Partnership Interests.
We are offering to purchase up to 150,379,540 Trust Interests and up to 225,563,910 Partnership Interests.
What are the materials that you received in connection with the Offer?
You should have received four documents and an envelope:
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An Offer to Purchase, which was prepared by us. It describes the Offer and includes information that we are required to furnish to you be law in connection with the Offer.

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A Schedule 14D-9 Solicitation/Recommendation Statement, which was prepared by the Trust and the Partnership, and informs you of the position that the Trust and the Partnership are taking with respect to the Offer.

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An Assignment Form that you must complete in order to tender your Interests in the Offer.

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A cover letter, that in brief describes the Offer and the procedures for tendering your Interests in the Offer.

The envelope may be used for returning the Assignment Form.
If you own both Trust Interests and Partnership Interests, you should have received two packets of materials, one for the tender offer for the Trust Interests and one for the tender offer for the Partnership Interests.
You should note that the Assignment Forms are different for each of the tender offers. The WHITE Assignment Form should be used to tender Trust Interests. The YELLOW Assignment Form should be used to tender Partnership Interests.
What will happen if more Interests are tendered than we are offering to purchase?
If more Interests are tendered than we are offering to purchase, we will acquire the Interests on a prorated basis. This means we will calculate a proration factor equal to the number of Interests we are offering to purchase divided by the number of Interests tendered, and we will purchase from you a number of Interests equal to the number of Interests you have tendered multiply by the proration factor. We will do this separately for the Trust Interests and the Partnership Interests.
As described in the Offer to Purchase, we may increase the size of the Offer. If we do so and the Offer is still oversubscribed, the proration factors will be calculated based on the increased size of the Offer.
What are we offering to pay for the Interests in the Offer?
We are offering to pay you $0.133 per Interest for both the Trust Interests and Partnership Interests that are tendered in the Offer.
We will pay the purchase price in cash, and payment will be made promptly following expiration of the Offer, in accordance with applicable law.
We will deduct from the purchase price any taxes that we are required to withhold. (To prevent tax withholding, you should follow the instructions on the Assignment Form.) We will also deduct the amount of any distributions that you receive on account of the Trust Interests or the Partnership Interests that we purchase with a record date between the start and end of the period of the Offer, although we do not expect there to be any distributions.
Will you have to pay brokerage commissions if you tender your Interests?
No. You will not have to pay brokerage commissions or similar expenses.
How long do you have to tender your Interests?
You may tender your Interests until the Offer expires. The Offer will expire on December 17, 2018, at 5:00 p.m., New York City time, unless we extend it. In no event will we extend the Offer later than December , 2018. You should not assume that we will extend the Offer.
How do you tender your Interests?
To tender your Interests, you must complete and deliver the appropriate Assignment Form prior to the expiration of the Offer. The WHITE Assignment Form should be used to tender the Trust Interests, and the YELLOW Assignment Form should be used to tender the Partnership Interests. If you hold and wish to tender both your Trust Interests and your Partnership Interests, you must complete a separate Assignment Form for each.
The Assignment Forms should be delivered to:
If delivering by mail: Computershare Trust Company, N.A. Attn: Corporate Actions P.O. Box 43011 Providence, RI 02940	If delivering by overnight or courier: Computershare Trust Company, N.A. Attn: Corporate Actions 250 Royall St — Suite V Canton, MA 02021

Beside the Assignment Form, what else do you need to tender your Interests?
If you are signing the Assignment Form in a representative capacity, such as an officer of a corporation or the trustee of a trust, you are required to submit evidence of your authority. For example, an officer should submit an officer’s certificate; a trustee should submit an incumbency certificate. A form of officer’s/incumbency certificate is available on the website for your convenience. To locate this form, go to the home page and click “Documents.”
This is not the only way to evidence your authority. Other evidence in the reasonable discretion of Offeror will also be acceptable.
You should note that only the IRA custodian can execute an Assignment Form on behalf of an individual retirement account or IRA. Execution by the beneficiary will not be valid.
You should also note that the Interests are not certificated. You do not have to submit any certificate representing your Interests.
Do you need to tender all of your Interests?
No. The Assignment Forms allow you to specify the number of Interests that you wish to tender. If you submit an Assignment Form without specifying the number of Interests you are tendering, you will be deemed to have tendered all your Interests of the particular type in the Offer.
If you decide not to tender, how will the Offer affect you?
If you decide not to tender your Interests, you will be unaffected by the Offer. You will still own the same amount of Interests, and the number of Interests outstanding will not change.
Where can you find more information about the Trust and the Partnership?
Each of the Trust and the Partnership is subject to the informational requirements of the Securities and Exchange Commission (SEC). The SEC maintains a web site that contains annual and quarterly reports and other information filed electronically by the Trust and Partnership. You can find those reports and other information on the SEC’s web site, http://www.sec.gov.
Where can you get more information about the Offer?
To get additional information regarding the Offer, you should read the Offer to Purchase. To learn the position that the Trust and the Partnership are taking with respect to the Offer, you should read the Schedule 14D-9. Both of these documents have been sent to you, as noted above.
What if you need assistance?
If you still have questions or require assistance, you may contact Georgeson LLC which is serving as Information Agent for the Offer. The Information Agent can be reached at:
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Call Toll-Free: (866) 767-8986